Exhibit 10.27

LICENSE AND COLLABORATION

AGREEMENT

between

KOPIN CORPORATION

and

THEON INTERNATIONAL PLC

and

KOPIN EUROPE LIMITED

Condor House

5-10 St. Paul’s Churchyard

London EC4M 8AL

Tel. +44 (0)20 3201 5000

Fax: +44 (0)20 3201 5001

www.morganlewis.com

TABLE OF CONTENTS

CLAUSE

1. DEFINITIONS AND INTERPRETATION	3
2. CONTRACTing STRUCTURE	7
3. Marketing, advertising and promotion	7
4. Product sUpply & MANUFACTURE	7
5. SELLER Obligations	7
6. LICENSING	8
7. Additional License obligations	8
8. Patent Maintenance	9
10. FEES AND CHARGES	10
11. Invoicing and payment	11
12. Confidentiality	11
13. Customers	13
14. Warranties	13
15. Indemnity	14
16. Insurance	15
17. Limitation and exclusion of liability	15
18. TERM AND Termination	16
19. Consequences of termination	16
20. Conflicts of Interest	17
21. Force majeure	18
22. Existing arrangements	18
23. NOTICES	18
24. GOVERNING LAW AND JURISDICTION	19
25. MISCELLANEOUS	20

SCHEDULE

Schedule 1 (Market and Product Development Activities)

Schedule 2 (DarkWave Product Development Collaboration Principles)

Schedule 3 (MicroLED Product Development Collaboration Principles)

Schedule 4 (OLED Product Development Collaboration Principles)

2

THIS AGREEMENT (this “Agreement”) is made entered into on October 16 2025 (the “Commencement Date”).

BETWEEN:

(1)	KOPIN CORPORATION, a Delaware corporation, whose registered office is at 125 North Drive, Westborough, MA, 01581, United States (“Kopin”);

(2)	THEON INTERNATIONAL PLC, a company incorporated in Cyprus with registered number [HE 424549], whose registered office is at 5, Agios Antonios Street, Muskita Building 2, Strovolos, Nicosia, 2002, Cyprus (“Theon”); and

(3)	KOPIN EUROPE LIMITED, a company registered in England & Wales with company number 05220480 whose registered office is at One Eleven, Edmund Street, Birmingham, B3 2HJ (the “Company”),

(each a “Party” and together the “Parties”).

RECITALS:

(A)	The Parties to this Agreement wish to establish a framework to govern their respective rights and obligations in relation to particular Projects in respect of which they wish to co-operate.

(B)	This Agreement sets out the terms and conditions upon which the Parties have agreed that such Projects may take place.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings:

Affiliate	means, in respect of any person, a person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

Applicable Law	means all applicable legislation, statutes or statutory instruments, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

Business Day	means a day on which banks are open for general commercial business in London, UK, Boston, USA and Nicosia, Cyprus (excluding Saturdays, Sundays and public holidays);

Combined Product	means a product which combines a Theon Product with a Company Product and/or a Kopin Product as a single unit for sale to customers;

3

Company Product	means a product or product component, whether manufactured, created, or developed, and regardless of the medium through which they are delivered or consumed, owned by or licensed to the Company and made available to the other Parties pursuant to this Agreement, but excluding Kopin Products;

Control	means the ability of a person to secure, directly or indirectly, (whether by the holding of shares or other equity interests, possession of voting rights or by virtue of any other power conferred by the articles of association, constitution, partnership deed, trust deed or other documents regulating another person, or by any other means whatsoever) that the affairs of such other person are conducted in accordance with its wishes and “Controlled” and “Controlling” shall be construed accordingly;

Fees	means the fees a Party charges another Party for the purchase of any Products and/or Product components or services;

Improvement	any improvement, development, enhancement, modification or derivative of any of the Products, or its design or manufacturing process, which would make the Product cheaper, more effective, more useful or more valuable, or would in any other way render the Product more commercially competitive but excludes any such improvements, development, enhancement, modification or derivative to the extent these are funded by, or custom for, a customer or other third party and which are subject to restrictions;

Input	in relation to a Party, the services, resources, workforce or other tangibles or intangibles that such Party provides in accordance with this Agreement in relation to a Project as set out in a Project Schedule.

Intellectual Property Rights	means patents, utility models, rights to inventions, copyright and neighboring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in technology, rights in computer software, rights in algorithms, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

Joint IPR	has the meaning given in Clause 6.6;

Kopin Facility	means the Kopin premises located at ***;

Kopin Off-the-Shelf Products	means any standardized Kopin Product which is made commercially available for sale to the general public;

4

Kopin Product	means a product or product component, whether manufactured, created, or developed, and regardless of the medium through which they are delivered or consumed, owned by or licensed to Kopin and made available to the other Parties pursuant to this Agreement. For the avoidance of doubt Kopin Products may include Kopin Off-the-Shelf Products, but does not include any custom design defense or industrial products owned by or licensed to Kopin;

Licensed Products	means the Company Products and the Kopin Products;

month	means a calendar month;

Pre-Existing IPR	means any and all Intellectual Property Rights owned by or licensed to a Party as at the Commencement Date;

Product	means a Company Product, a Kopin Product or a Theon Product (as applicable);

Project	means a project agreed by Kopin and Theon (and the Company, where applicable) in accordance with Clause 9, in relation to which the relevant Parties will collaborate in accordance with this Agreement, as further described in a Project Schedule. For the avoidance of doubt, a Project may include specific market or customers opportunities or a wider program for the development of Products;

Project Charges	means the charges payable by a Party to another Party in relation to a Project, as set out in a Project Schedule;

Project Period	means subject to earlier termination in accordance with this Agreement, the period from the start date to the end date for a Project, as set out in a Project Schedule;

Project Schedule	means a document, which may be in short or long-form, specifying particulars in relation to a particular Project, as further described in Clause 9;

Restricted Territories	means any countries listed in the United States Department of State list of embargoed countries from time to time;

Steering Committee	has the meaning given in the applicable Project Schedule;

Territory	means all countries and jurisdictions worldwide, excluding the Restricted Territories;

Theon Product	means a product or product component, whether manufactured, created, or developed, and regardless of the medium through which they are delivered or consumed, owned by or licensed to Theon and made available to the other Parties pursuant to this Agreement; and

Working Hours	means 9.30 am to 5.30 pm in the relevant location on a Business Day.

5

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules and any Project Schedule agreed in accordance with Clause 9.

1.4	References to clauses and Schedules are to the clauses and Schedules of this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.5	A reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this Agreement) from time to time.

1.6	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted transferees.

1.7	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.8	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.9	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.10	This Agreement shall be binding on and enure to the benefit of, the Parties to this Agreement and their respective successors and permitted transferee and references to a Party shall include that Party’s successors and permitted transferees.

1.11	Unless otherwise provided, a reference to a law is a reference to it as amended, extended or re-enacted from time to time provided that, as between the Parties, no such amendment, extension or re-enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party.

1.12	A reference to a law shall include all subordinate legislation made from time to time under that law.

1.13	A reference to writing or written excludes fax and email (unless otherwise expressly provided in this Agreement).

1.14	Any obligation on a Party not to do something includes an obligation not to allow that thing to be done.

1.15	Any statement is qualified by the expression so far as a Party is aware or to a Party’s knowledge (or any similar expression) shall be deemed to be given to the best of the knowledge, information and belief of that Party after it has made due and careful enquiry.

1.16	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.17	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

6

1.18	Any reference to this Agreement terminating shall, where the context requires, include a reference to this Agreement terminating by expiry.

2.	CONTRACTing STRUCTURE

2.1	The Parties may enter into Project Schedules under this Agreement to outline specific product development programs and project-specific work. Each Project Schedule shall detail the scope, deliverables, timelines, and any other relevant terms for the Project as determined by the relevant project managers.

2.2	Each Project Schedule shall be part of this Agreement and shall not form a separate contract to it.

2.3	In the event of any conflict between the terms of this Agreement and those of a Project Schedule, the terms and conditions of this Agreement shall take precedence. However, if a Project Schedule explicitly states otherwise, the conflicting terms in the Project Schedule shall prevail (in respect of that specific Project Schedule only) to the extent of the inconsistency.

3.	Marketing, advertising and promotion
***

4.	Product sUpply & MANUFACTURE
***

5.	SELLER Obligations

5.1	Kopin agrees to manufacture or otherwise procure and sell to the Company and/or Theon (as applicable), the Kopin Products, subject to the terms of this Agreement, for distribution by the Company and/or Theon in the Territory, either as standalone Products or as Combined Products. Any such sales shall be subject to: (a) payment of the Fees; and (b) any applicable commercial terms agreed in a Project Schedule.

5.2	The Company agrees to manufacture or otherwise procure and sell to Theon, the Licensed Products, subject to the terms of this Agreement, for distribution by Theon in the Territory, either as standalone Products or as Combined Products. Any such sales shall be subject to: (a) payment of the Fees; and (b) the any applicable commercial terms agreed in a Project Schedule.

5.3	To the extent expressly agreed and applicable under a Project Schedule, Theon agrees to manufacture or otherwise procure and sell to Kopin, the Theon Products and Combined Products, subject to the terms of this Agreement, for distribution by Kopin in the United States of America, either as standalone Products or as Combined Products. Any such sales shall be subject to: (a) payment of the Fees; and (b) any applicable commercial terms agreed in a Project Schedule. For clarity, Theon may purchase Products and Product components from third party vendors and suppliers in case of better pricing at arm’s length.

5.4	Production and manufacture as described in Clauses 5.1 and 5.2 and 5.3 above shall be driven by purchase orders.
5.5	Upon the completion of the manufacture described in Clauses 5.1 and 5.2 and 5.3 above, ownership shall transfer to the purchasing Party Ex Works, as defined by Incoterms 2020 (International Commercial Term). The purchasing Party shall be responsible for arranging the delivery of the relevant Product, such delivery to occur within ten (10) days following the completion of manufacture.

5.6	The purchasing Party shall inspect any Product promptly upon receipt and notify the selling Party of any damage, loss or other failure to meet the order quantity or any failure to comply with the specifications for the Products (collectively, a “Defect”). In the event any Products sold to the purchasing Party has (i) any obvious Defect and the selling Party is notified of such Defect within thirty (30) days of the purchasing Party’s receipt of the Products, or (ii) any non-obvious or latent Defect and the selling Party is notified of such Defect within thirty (30) days of the purchasing Party becoming aware of the Defect, the purchasing Party shall have the right to reject the Products that have the Defect, including by returning such Products to the selling Party at the selling Party’s cost.

5.7	Theon shall obtain at its own expense all third party licenses, permits and consents necessary for its sale of the Licensed Products and Combined Products in the Territory.

5.8	In respect of a Party which is undertaking sales activity with the ultimate customer pursuant to this Agreement (the “Seller”), the Seller shall not:

(a)	represent itself as an agent of the other Parties for any purpose;

(b)	pledge either of the other Parties’ credit;

7

(c)	give any condition or warranty on either of the other Parties’ behalf;

(d)	make any representation on either of the other Parties’ behalf;

(e)	commit either of the other Parties to any contracts;

(f)	otherwise incur any liability for or on behalf of either of the other Parties;

(g)	where Theon is the Seller, without Kopin’s written consent, make any promises or guarantees about the Licensed Products beyond those agreed in writing with Kopin; or

(h)	where the Company or Kopin (if applicable) is the Seller, without Theon’s written consent, make any promises or guarantees about the Theon Products (if applicable) or Combined Products beyond those agreed in writing with Theon.

5.9	The Seller shall manage and execute all sales activities related to the Product, ensuring compliance with Applicable Laws.

5.10	The Seller shall provide and honor warranties for the Product as required by law and as specified in any agreements with customers.

5.11	The Seller is responsible for providing any necessary service or support related to the Product, including but not limited to maintenance, repairs, and customer service.

5.12	The Seller is responsible for the collection of accounts receivable arising from the sale of the Product. This includes managing invoicing, payment processing, and any necessary follow-up actions to ensure timely payment.

5.13	The Seller shall bear the cost of all returns from customers relating to the Products it distributes.

6.	LICENSING
***

7.	Additional License obligations

7.1	Except as expressly provided under this Agreement, nothing in this Agreement shall be construed as a transfer of ownership of any Intellectual Property Rights.

7.2	No Party shall sublicense, assign, or otherwise transfer the licenses granted herein without the prior written consent of ***% of the Company’s shareholders. Notwithstanding the foregoing, Theon may sublicense any right or license granted to it hereunder to any of its Affiliates solely to the extent necessary for the design or manufacture of Combined Products under this Agreement.

7.3	No licensee Party shall directly or indirectly assist any other person to do or omit to do anything to diminish any Intellectual Property Rights licensed to it by the licensor Party hereunder.

7.4	Each Party acknowledges and agrees that the exercise of the licenses granted to it under this Agreement are subject to all applicable laws, enactments, regulations and other similar instruments in the Territory, and each Party understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance.

7.5	A licensee Party shall immediately notify the licensor Party in writing giving full particulars if any of the following matters come to its attention:

(a)	any actual, suspected or threatened infringement of any of the Intellectual Property Rights licensed to it by the licensor Party hereunder;

(b)	any claim made or threatened that the applicable Product infringes the rights of any third party; or

(c)	any other form of attack, charge or claim to which any of the Intellectual Property Rights licensed to it by the licensor Party hereunder may be subject.

7.6	In respect of any of the matters listed in Clause 7.5:

(a)	the licensor Party shall, at their absolute discretion, decide what action to take, if any;

(b)	the licensor Party shall have exclusive control over and conduct of all claims and proceedings;

8

(c)	the licensee Party shall not make any admissions other than to the licensor Party and shall provide the licensor Party with assistance that the licensor Party may reasonably require in the conduct of any claims or proceedings, at the sole cost of the licensor Party; and

(d)	the licensor Party shall bear the cost of any proceedings and shall be entitled to retain all sums recovered in any action for their own account.

8.	Patent Maintenance

8.1	Each Party shall be responsible for maintaining its own patents and patent applications, including the payment of all necessary fees and compliance with applicable laws and regulations.

8.2	If a Party intends to abandon any of its patents or patent applications that are relevant to any Project Schedule, it must provide written notice to the other Party at least thirty days prior to the intended abandonment date. Upon receiving notice of abandonment, the other Party shall have the option to assume responsibility for maintaining the patent. This option must be exercised by providing written notice to the abandoning Party within thirty days of receiving the abandonment notice.

8.3	If the option in Clause 8.2 is exercised, the abandoning Party shall take all necessary steps to transfer the ownership and other rights and responsibilities of the patent or patent application to the other Party, including executing any required documents.

8.4	The Party assuming maintenance of the patent or patent application shall bear all costs and expenses associated with its maintenance from the date of transfer.

9.	PROJECTS

9.1	The Parties agree that the terms of this Agreement shall apply when either Kopin or Theon (proposing party) wishes to propose to either Kopin or Theon (as applicable) (a receiving party) a Project.

9.2	A proposing party may submit a proposal for a proposed Project at any time. The proposal shall contain high level details of the proposed Project, including an indication of the Parties’ likely respective Inputs and any Charges the proposing party intends to make for its own Inputs (if applicable).

9.3	On receipt of a proposal, the receiving party shall consider it, provide the proposing party with their comments and Kopin and Theon shall then discuss whether they wish to formalize the proposal so that it becomes a Project. Either Kopin or Theon may, in its absolute discretion, decline to agree to formalize a proposal into a Project.

9.4	In order to formalize a proposal into a Project: (a) either party may submit to the other a draft Project Schedule; and (b) each relevant Party may sign the Project Schedule or decline to do so. A Project Schedule shall not have operative effect under this Agreement unless it is signed by each relevant Party Parties. Once signed by all relevant Parties, a Project Schedule becomes part of the Agreement.

9.5	In the event that the Parties are unable to reach an agreement on the Project Schedule, the matter shall be escalated in accordance with Clause 24. The Parties agree to engage in good faith negotiations to resolve any disagreements and to adhere to the procedures outlined in Clause 24 to facilitate a timely and amicable resolution.

9

9.6	Unless terminated earlier in accordance with this Agreement, each Project Schedule has contractual effect during the term identified in the Project Schedule. The termination or expiry of this Agreement shall not affect the validity or enforceability of any Project Schedule that is in effect at the time of such termination or expiry, unless otherwise agreed by Kopin and Theon in writing.

9.7	Each Party shall in relation to the obligations allocated to it in a Project Schedule agreed in accordance with this clause:

(a)	perform such obligations, including by providing the Inputs in accordance with timeframes or milestones (if any) specified in the Project Schedule;

(b)	use reasonable care and skill in performing such obligations;

(c)	comply with good industry practice;

(d)	comply with all laws applicable to it;

(e)	obtain and maintain consents, licenses and permissions (statutory, regulatory, contractual or otherwise) that are necessary to enable it to comply with such obligations;

(f)	ensure that the Inputs it provides conform with descriptions and specifications (if any) set out in the applicable Project Schedule; and

(g)	if on another Party’s premises, comply with that Party’s health and safety and site regulations made known to it.

9.8	Each Party shall ensure that it uses employees in performing its obligations under a Project Schedule who are suitably qualified and experienced.

9.9	Theon may perform its obligations under this Agreement by Theon Affiliates.

9.10	If the Parties intend to include language in a Project Schedule which varies or takes priority over any provision of this Agreement, such Project Schedule must be approved by the managing directors of both Kopin and Theon.

10.	FEES AND CHARGES

10.1	Charges.

(a)	Except as provided for in Clause 10.1(b) and except for Fees for any Products (and Product components), each Party shall:

(i)	not be entitled to charge the other Parties for the provision of anything (including Inputs) it provides in connection with each Project and this Agreement; and

(ii)	be otherwise responsible for its own costs incurred in connection with each Project and this Agreement, including all Inputs it provides.

(b)	If a Project Schedule provides that a Party is responsible for paying another Party any Charges, such Charges shall be invoiced and paid for in the currency specified in the Project Schedule in accordance with Clause 11.

10

10.2	Fees.

(a)	Fees for any Products (and Product components) purchased by the Parties in accordance with Clauses 5.1 and 4.1 shall be calculated in accordance with the applicable Project Schedule(s), including any Appendix Pricing therein.

11.	Invoicing and payment

11.1	A Party shall pay the net amount of any invoice issued to it in accordance with this Agreement within 30 (thirty) days of the date of the invoice issuance.

11.2	If a Party fails to make a payment due to another Party under this Agreement by the due date, then, without limiting that Party’s remedies under this Agreement, the defaulting Party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.

11.3	Interest under this clause will accrue at the lesser of the rate of *** (***%) per month or the highest rate permissible under applicable law, calculated daily and compounded monthly. The interest rate applied shall not exceed the maximum rate permitted by applicable law. In the event that the interest rate specified herein exceeds the maximum rate allowed by law, the interest rate shall be automatically reduced to the maximum rate permitted.

11.4	In relation to payments disputed in good faith, interest under this clause is payable only after the dispute is resolved on sums found or agreed to be due, from 30 (thirty) days after the dispute is resolved until payment.

12.	Confidentiality

12.1	Confidential Information means all confidential information (however recorded or preserved) disclosed by a Party or its Representatives (defined below) (the “Discloser”) to another Party or its Representatives (the “Recipient”) in connection with this Agreement, including:

(a)	the existence and terms of this Agreement or any agreement entered into in connection with this Agreement;

(b)	all other know-how relating to the manufacture or sale of the Products; and

(c)	any information (whether or not technical) that would be regarded as confidential by a reasonable business person.

12.2	Representatives means, in relation to a Party, its employees, officers, contractors, subcontractors, representatives and advisers.

12.3	The provisions of this clause shall not apply to any Confidential Information that:

(a)	is or becomes generally available to the public (other than as a result of its disclosure by the Recipient in breach of this clause);

(b)	was available to the Recipient on a non-confidential basis before disclosure by the Discloser;

(c)	was, is or becomes available to the Recipient on a non-confidential basis from a person who, to the Recipient’s knowledge, is not bound by a confidentiality agreement with the Discloser or otherwise prohibited from disclosing the information to the Recipient;

(d)	Kopin and Theon agree in writing is not confidential or may be disclosed; or

11

(e)	is developed by or for the Recipient independently of the information disclosed by the Discloser.

12.4	The Recipient shall keep the Discloser’s Confidential Information secret and confidential and shall not:

(a)	use such Confidential Information except for the purpose of exercising or performing its rights and obligations under or in connection with this Agreement (the “Permitted Purpose”); or

(b)	disclose such Confidential Information in whole or in part to any third party, except as expressly permitted by this Clause 12.

12.5	The Recipient may disclose the Confidential Information to those of its Representatives who need to know such Confidential Information for the Permitted Purpose, provided that:

(a)	it informs such Representatives of the confidential nature of the Confidential Information before disclosure; and

(b)	it procures that its Representatives shall, in relation to any Confidential Information disclosed to them, comply with the obligations set out in this clause as if they were a party to this Agreement,

(c)	and at all times, it is liable for the failure of any Representatives to comply with the obligations set out in this clause.

12.6	The Recipient may disclose Confidential Information to the extent such Confidential Information is required to be disclosed by law, by any governmental or other regulatory authority or by a court or other authority of competent jurisdiction provided that, to the extent it is legally permitted to do so, it gives the Discloser as much notice of the disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this Clause 12.6, it considers in good faith the reasonable requests of the Discloser in relation to the content of the disclosure.

12.7	On termination of this Agreement, unless such things are needed by a Party to perform its obligations under a Project Schedule (and only until the end of such time), the Recipient shall:

(a)	destroy or return to the Discloser all documents and materials (and any copies) containing, reflecting, incorporating or based on the Discloser’s Confidential Information;

(b)	erase all the Discloser’s Confidential Information from computer and communications systems and devices used by it, including such systems and data storage services provided by third parties (to the extent technically and legally practicable); and

(c)	certify in writing to the Discloser that it has complied with the requirements of this clause,

provided that the Recipient may: (a) retain documents and materials containing, reflecting, incorporating or based on the Discloser’s Confidential Information to the extent required by law or any applicable governmental or regulatory authority; and (b) retain copies of the Discloser’s Confidential Information to comply with the Recipient’s established document retention policies. The provisions of this clause shall continue to apply to any such documents and materials retained by the Recipient, subject to Clause 19.

12.8	The provisions of this Clause 12 shall continue to apply after the expiry or earlier termination of this Agreement.

12

13.	Customers

13.1	Each Party agrees that it has no right to bind the other Parties in contract or otherwise in relation to any customers of any Party and it shall not represent that it has such right.

13.2	Nothing in this Agreement constitutes one Party a partner, employer, employee or agent of another Party in relation to a Party’s customers.

13.3	No Party may provide to any of its customers any information, or make any representation, relating to another Party’s products or services, unless that information or representation is approved in writing by that Party for use in those circumstances.

14.	Warranties

14.1	Each Party represents and warrants that:

(a)	it has the corporate power and authority to enter into and consummate the transactions contemplated by this Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized. This Agreement has been duly and validly executed and delivered by it thereto and, assuming due authorization, execution and delivery by the Parties, this Agreement is a valid and binding obligation of the Party enforceable against it in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Party of this Agreement, and no other corporate proceedings are necessary for the performance by the Party of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby or thereby.

(b)	neither the execution, delivery and performance by it of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by it with any of the provisions hereof, will (i) violate, conflict with, or result in a material breach of any provision of, require any payment to or consent by any person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien upon any of the material properties or assets of any of its group companies or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of that Party’s group of companies is a party or by which it may be bound, or to which any of that Party’s group of companies or any of the properties or assets of any of that Party’s group of companies may be subject, or (ii) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to any of that Party’s group of companies or any of its respective properties or assets, except in the case of clause (i)(A) or (B), for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect or prevent, prohibit or restrict the issuance of the Series A Convertible Preferred Stock in accordance with the terms of the Series A Convertible Preferred Stock Purchase Agreement entered into between Kopin and Theon on 11 August 2025;

13

(c)	its entry into and performance under the terms of this Agreement will not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any third party or cause it to be in breach of any obligations to a third party; and

(d)	so far as it is aware, all information, data and materials provided by it under this Agreement are accurate and complete in all material respects at the date on which they are given, and it is entitled to provide such information, data and materials to the other Parties without recourse to any third party.

14.2	Except as expressly provided in this Agreement, there are no conditions, warranties or other terms binding on the Parties with respect to the actions contemplated by this Agreement. Any condition, warranty or other term in this regard that might otherwise be implied or incorporated into this Agreement, whether by law or otherwise, is, to the extent that it is lawful to do so, excluded by this Agreement.

15.	Indemnity

15.1	In this clause, a reference to an indemnified party shall include that Party’s subsidiaries, and the provisions of this clause shall be for the benefit of that Party and each such subsidiary, and shall be enforceable by each such subsidiary, in addition to the Party.

15.2	Each Party (indemnifying party) shall indemnify the other Parties (each an indemnified party) against all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the indemnified party (collectively, “Losses”) arising out of or in connection with: (a) any thirty party claim made against the indemnified party relating to any Products or Product components purchased from the indemnifying party; (b) the indemnifying Party’s gross negligence, willful misconduct or fraud with respect to this Agreement; (c) any thirty party claim made against the indemnified party for actual or alleged infringement, misappropriation, or other violation of a third party’s Intellectual Property Rights arising out of or in connection with the indemnified party’s use in accordance with this Agreement of Intellectual Property Rights licensed to it by the indemnifying party under this Agreement; and (d) the indemnifying Party’s breach of this Agreement (including any representations, warranties or covenants hereunder); in each case, except to the extent such Losses arise out of the gross negligence, willful misconduct, fraud, or breach of this Agreement by the indemnified party or any of its Representatives.

15.3	If any third party makes a claim, or notifies an intention to make a claim, against the indemnified party which may reasonably be considered likely to give rise to a liability under this indemnity (“Claim”):

(a)	the indemnified party will give the indemnifying party written notice of such Claim setting forth in reasonable detail the facts and circumstances surrounding the Claim, provided that any failure or delay to give the indemnifying party written notice shall not relieve the indemnifying party of its indemnification obligations, except and only to the extent the indemnifying party is actually prejudiced thereby;

(b)	the indemnified party shall have the right to participate in the defense of any relevant proceeding at its expense with counsel it selects;

(c)	the indemnifying party shall immediately assume the full control of the defense or settlement of such proceeding, including the selection and employment of counsel, and shall pay all authorized and documented costs of such defense; and

(d)	the indemnifying party may not, without the prior written consent of the indemnified party (such consent not to be unreasonably withheld, conditioned, or delayed), (i) settle or compromise any such Claim or enter into a consent judgment other than monetary damages that are paid in full by the indemnifying party or (ii) make any admission or agree to any finding of wrongdoing, violation of Applicable Law or violation of the rights of any third party with respect to the indemnified party.

14

15.4	If a payment due from the indemnifying party under this clause is subject to Tax, the indemnified party shall be entitled to receive from the indemnifying party such amounts as shall ensure that the net receipt, after Tax, to the indemnified party in respect of the payment is the same as it would have been were the payment not subject to Tax.

15.5	Nothing in this clause shall restrict or limit the indemnified party’s general obligation at law to mitigate a loss it may suffer or incur as a result of an event that may give rise to a claim under this indemnity. The indemnified party shall use commercially reasonable efforts to mitigate relevant Losses.

16.	Insurance

16.1	During the Term and for a period of five (5) years thereafter, each Party to this Agreement shall maintain, at its own expense, insurance coverage that is reasonably appropriate and sufficient to cover its obligations and liabilities under this Agreement and shall, on another Party’s request produce both the insurance certificate giving details of cover and the receipt for the current year’s premium. In the event of any cancellation or material change in coverage, the affected Party shall notify the other Parties promptly and take all necessary steps to maintain continuous coverage.

16.2	Failure to maintain the required insurance coverage or to provide proof of such coverage upon request shall constitute a material breach of this Agreement.

17.	Limitation and exclusion of liability

17.1	Nothing in this Agreement shall limit or exclude a Party’s liability:

(a)	for death or personal injury caused by its negligence, or that of its employees, agents or sub-contractors;

(b)	for fraud or fraudulent misrepresentation;

(c)	for breach of any obligation as to title or quiet possession implied by law with respect to any Product sold by it;

(d)	for any other act, omission, or liability which may not be limited or excluded by law;

(e)	for breach of any of the confidentiality obligations in Clause 12; or

(f)	under the indemnities in Clause 15.

17.2	Subject to Clause 17.1, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR EXEMPLARY DAMAGES, OR DAMAGES FOR LOSS OF DATA, PROFITS, INTEREST, OR REVENUE OR ANY INTERRUPTION OF BUSINESS, IN CONNECTION WITH, ARISING FROM OR IN RELATION TO THIS AGREEMENT, WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), BREACH OF STATUTORY DUTY, OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, AND REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR WHETHER SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

15

17.3	Subject to Clause 17.1, and except as provided in Clause 17.4, a Party’s total liability to each other Party, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, arising under or in connection with this Agreement shall be limited to ten million US dollars ($10,000,000).

17.4	Subject to Clause 17.1, a Party’s total liability to each other Party, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, arising under or in connection with this Agreement, in respect of issues arising from a Product or Product component of the first Party shall be limited to the total revenues generated from the sale of the specific Product or Product component to the second Party during the twelve (12) months immediately preceding the event giving rise to the claim.

17.5	The Parties expressly agree that if any limitation or provision contained or expressly referred to in this Clause 17 is held to be invalid, illegal or unenforceable under any applicable law, it shall, to that extent, be deemed omitted in accordance with Clause 25.6.

18.	TERM AND Termination

18.1	The initial term of this Agreement shall be ten (10) years, commencing on the Commencement Date (the “Term”).

18.2	The Parties may terminate this Agreement by mutual written agreement.

18.3	Without affecting any other right or remedy available to it, either Kopin or Theon may terminate this Agreement with immediate effect by giving written notice to the other Parties:

(a)	if a Party sells all of its interest in the Company (other than a sale to an Affiliate of that Party);

(b)	if one of the other Parties commits a material breach of any term of this Agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of sixty (60) days after being notified in writing to do so; and

(c)	if one of the other Parties repeatedly breaches any of the terms of this Agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this Agreement.

19.	Consequences of termination

19.1	On termination of this Agreement, the following clauses shall continue in force:

(a)	Clause 1 (Definitions and Interpretation);

(b)	Clause 6.6 (Jointly Developed Intellectual Property Rights);

(c)	Clause 11 (Invoicing and payment);

(d)	Clause 12 (Confidentiality);

(e)	Clause 14.1(b) and Clause 14.2 (Warranties);

(f)	Clause 15 (Indemnity);

(g)	Clause 16 (Insurance);

(h)	Clause 17 (Limitation and exclusion of liability);

(i)	Clause 19 (Consequences of termination);

16

(j)	Clause 20 (Force majeure);

(k)	Clause 23 (Notices);

(l)	Clause 25.6 (Unenforceable provisions);

(m)	Clause 25.13 (No partnership);

(n)	Clause 25.9 (Waiver);

(o)	Clause 25.9 (Rights and remedies);

(p)	Clause 25.10 (Third party rights);

(q)	Clause 25.4 (Entire agreement);

(r)	Clause 24 (Governing law and jurisdiction); and

(s)	any other Clause, covenant, term or condition set forth herein that are intended or by their terms have effect after the termination of this Agreement.

19.2	Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination.

19.3	Any notice to terminate the Agreement in accordance with Clause 18 shall have effect from the termination or expiry of the last Project Schedule.

19.4	In the event of termination of this Agreement, the Parties agree to enter into a run-off period, during which the Parties shall: (a) ensure that all existing sales, warranty and service obligations to customers, as of the date of termination, are fully met and (b) ensure that Theon is entitled to finalize manufacture of any ordinary course in-process Combined Products and sell any Combined Products in Theon inventory as of the date of termination. This includes fulfilling any outstanding orders, services, or commitments that were agreed upon prior to the termination date. The run-off period shall commence on the date of termination and shall continue until the later of: (i) all existing customer obligations at the time of the notice to terminate have been satisfactorily fulfilled, or (ii) six (6) months from the time of the notice to terminate. The terms of this Agreement (including any relevant licenses to Intellectual Property Rights) shall continue in force until the completion of any such run-off period. The Parties agree to cooperate in good faith to ensure a smooth transition and fulfilment of all existing obligations during the run-off period.

20.	Conflicts of Interest

20.1	The Steering Committee shall identify potential or actual conflicts of interest between the Parties. Each Party is obligated to promptly notify the Steering Committee of any such conflicts.

20.2	The Steering Committee shall develop and implement procedures to resolve conflicts of interest in a manner that is fair and equitable to all Parties. The Steering Committee shall strive to reach a consensus on all decisions. Where a consensus cannot be reached the matter shall be escalated to the Company’s board for determination.

20.3	The Steering Committee shall maintain records of all conflicts identified and the resolutions reached. The Steering Committee shall provide periodic reports to the Parties, detailing the conflicts addressed and the outcomes.

17

21.	Force majeure

21.1	No Party shall be in breach of this Agreement or a Project Schedule nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement or a Project Schedule if such delay or failure result from events, circumstances or causes beyond its reasonable control. In such circumstances the time for performance shall be extended by a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed. The Parties shall, in good faith, endeavor to find a workaround to achieve the closest possible outcome to the original obligations under this Agreement during the period of delay or non-performance.

22.	Existing arrangements

22.1	Subject to Clause 14, nothing in this Agreement shall restrict any Party’s right to continue to conduct its business activities or arrangements that existed on the Commencement Date or that otherwise come into being outside the scope of this Agreement.

23.	NOTICES

23.1	Any notice in connection with this Agreement shall be in writing in English and delivered by hand, registered post or courier using an internationally recognized courier company or email to the address or email address (as the case may be) specified in Clause 23.4 or to such other address or email address as the relevant Party may from time to time specify by notice to the other Parties given in accordance with this Clause.

23.2	In the absence of evidence of earlier receipt, a notice shall be deemed given and received:

(a)	in the case of personal delivery by hand or courier, at the time of delivery; or

(b)	in the case of first class post (other than airmail) or recorded delivery, at 10:00 am on the second Business Day after posting;

(c)	in the case of airmail, at 10:00 am on the fifth Business Day after posting; and

(d)	in the case of email, at the time the email containing or attaching the notice was sent as recorded on the email account on the sender’s machine, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

23.3	For the purpose of this Clause 23:

(a)	all times are to be read as local time in the place of deemed receipt; and

(b)	if deemed receipt occurs outside of Working Hours, the notice shall be deemed to have been received at 10:00 am on the next Business Day in the place of receipt.

23.4	The relevant details of each Party at the date of this Agreement are:

In relation to Kopin	In relation to Theon
Address: [●]	Address: [●]
Attention: [●]	Attention: [●]
[Email: [●]]	[Email: [●]]
[With a copy to: [●]]	[With a copy to: [●]]
In relation to the Company
Address: [●]
Attention: [●]
[Email: [●]]
[With a copy to: [●]]

18

23.5	Should a Party fail to notify another Party of any change to its address or email in accordance with Clause 23.1, then any notice served under this Clause shall be validly served by that second Party if served to the address or email listed in Clause 23.4.

24.	GOVERNING LAW AND JURISDICTION

24.1	This Agreement and any claim, dispute or difference (including non-contractual claims, disputes or differences) arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the laws of Delaware.

24.2	If a dispute arises out of or in connection with this Agreement or the performance, validity or enforceability of it (“Dispute”) then except as expressly provided in this Agreement, the Parties shall follow the procedure set out in this clause:

(a)	A Party shall give to the other Parties written notice of the Dispute, setting out its nature and full particulars (“Dispute Notice”), together with relevant supporting documents. On service of the Dispute Notice, the representatives of the Parties that have authority and experience regarding this Agreement (for Theon said representative shall be George Hadjiminas, for Kopin, Paul Baker) shall attempt in good faith to resolve the Dispute;

(b)	if such representatives of the Parties are for any reason unable to resolve the Dispute within [30] days of service of the Dispute Notice, then the Dispute shall be referred to and finally resolved by arbitration under the JAMS Comprehensive Arbitration Rules, which rules are deemed to be incorporated by reference into this Clause 24.

24.3	Any arbitration initiated pursuant to or in accordance with Clause 24.2 of this Agreement shall be conducted as follows:

(a)	the seat, or legal place, of arbitration shall be Delaware;

(b)	the language to be used in the arbitral proceedings shall be English;

(c)	the number of arbitrators shall be three (3); and

(d)	any award rendered by the arbitral tribunal shall be final, conclusive and binding upon the Parties. To the extent permitted by law, the Parties irrevocably waive any right to any form of appeal, review or recourse of any rendered award to any state or other judicial authority.

24.4	Judgment upon any award rendered may be entered in any court having jurisdiction.

24.5	Without prejudice to Clauses 24.2, 24.3 and 24.4, the Parties agree that the Delaware courts shall have jurisdiction (to which the Parties irrevocably submit) to grant interim and ancillary relief in support of any arbitral proceedings (whether or not actually commenced) under this Clause 24.

19

25.	MISCELLANEOUS

25.1	Assignment. No Party may assign, transfer or otherwise deal with all or any part of its rights or obligations under this Agreement or any benefit arising under or out of this Agreement without the prior written consent of both Kopin and Theon (such consent not to be unreasonably withheld, conditioned, or delayed), and any purported dealing in contravention of this prohibition shall be ineffective.

25.2	Steering Committee. Within one (1) month from the Commencement Date, the Parties shall agree on the form, structure and scope of responsibility of the Steering Committee.

25.3	Third party rights. No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement. The right of a Third Party shall be subject to the provisions of Clause 24 (Governing law and Jurisdiction). The Parties may by agreement rescind or vary any term of this Agreement without the consent of any Third Party.

25.4	Entire agreement.

(a)	Each of the Parties confirms that this Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

(b)	Each Party confirms that in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement.

25.5	Announcements.

(a)	Subject to Clause 25.5(b), no Party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning the existence, subject matter or terms of this Agreement, the wider transactions contemplated by it (including each Project Schedule), or the relationship between the Parties, without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed). The Parties shall consult together on the timing, contents and manner of release of any announcement.

(b)	Where an announcement is required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, the Party required to make the announcement shall promptly notify the other Parties. The Party concerned shall make all reasonable attempts to agree the contents of the announcement before making it.

25.6	Unenforceable provisions. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

20

25.7	No set off, deduction or counterclaim. Every payment payable by a Party under this Agreement shall be made in full without any set off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable to a Party under this Agreement.

25.8	Further assurance. At any time after the date of this Agreement the Parties shall, and shall use all reasonable endeavors to procure that any necessary third party shall, at the cost of the relevant Party, execute and deliver such documents and do such acts and things as that Party may reasonably require for the purpose of giving to that Party the full benefit of all the provisions of this Agreement.

25.9	Waiver. The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

25.10	Rights and remedies. The rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

25.11	Variation. No variation of this Agreement shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of Kopin and Theon. The expression “variation” includes any variation, supplement, deletion or replacement however effected. Any variation of this Agreement agreed in accordance with this Clause shall be deemed to apply to all future Project Schedules entered into after the date of such variation, but shall not apply to Project Schedules already in force at that date unless such variation specifically so provides.

25.12	Counterparts. This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute one instrument. Delivery of a counterpart of this Agreement by email attachment shall be an effective mode of delivery. In relation to each counterpart, upon confirmation by or on behalf of a Party that such Party authorizes the attachment of its counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect, together with such final text, as a complete authoritative counterpart.

25.13	No partnership. Nothing in this Agreement shall constitute any of the Parties a partner of any other, including for tax purposes, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

25.14	Costs. Save as otherwise provided by this Agreement, each Party shall bear its own costs incurred in connection with the preparation, negotiation, entry into and performance of this Agreement and the documents to be entered into pursuant to it.

25.15	IRS Form W-8. In connection with the execution of this Agreement, and at such other time as may be reasonably request by Kopin, Theon shall provide Kopin with a properly executed IRS Form W-8BEN-E establishing for the applicable Theon Affiliates an exemption from withholding under Article 14 of the U.S. Cyprus Income Tax Treaty.

25.16	Section 365(n). The license rights granted to each Party pursuant to this Agreement (including any Project Schedule) are, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code. If a Party granting such license rights files or has filed against it a petition for relief under the United States Bankruptcy Code, any Party receiving such license rights, as licensee of the intellectual property rights hereunder, may fully exercise all of its rights and elections under the Section 365(n) of U.S. Bankruptcy Code.

21

EXECUTION PAGES

IN WITNESS WHEREOF this Agreement is executed on the date and year first above written.

Kopin

EXECUTED and DELIVERED	)
/s/Michael Murray
by KOPIN CORPORATION	)	Authorised Signatory

Theon

EXECUTED and DELIVERED	)
/s/ Stelios Anastasiou
By THEON INTERNATIONAL PLC	)	Authorised Signatory

The Company

EXECUTED and DELIVERED	)
/s/Michael Murray
by KOPIN EUROPE LIMITED	)	Director

22

APPENDIX 1

***